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                                                                   EXHIBIT 10.21

                                    GLIATECH
                            23420 Commerce Park Road
                              Cleveland, Ohio 44122
                                 (216) 831-3200
                               Fax: (216) 831-4220




June 27,1996



Jon D. Schoeler
717 Orchard Road
Kinnelon, NJ  07405

Dear Jon,

I am very pleased to offer you the position of Vice President, Sales and Marketing, of Gliatech Inc. In this position you will report directly to me. Your training and experience in various aspects of sales and marketing, both domestic and international, are pertinent to the needs and interests of Gliatech and we believe you have the potential to make an important contribution to our business success. The terms of this offer are as follows:

1.     COMPENSATION.   Your starting base salary will be $140,000.00 per annum,
       -------------   payable at the monthly rate of $11,666.67. You will be
                       eligible for annual merit increases.

2.     BONUS.          You will be eligible annually for a merit bonus, based on
       -----           achievement of personal and company objectives, of up to
                       30% of your base salary; plus a sales bonus, based on achievement of product revenue targets, of up to 10% of your base salary.

3.     EQUITY.         Upon joining the company, you will be granted incentive
       ------          stock options to purchase 50,000 shares of common stock.
                       The option will vest in equal amounts over a four-year period commencing with the first anniversary of the date of grant and will be exercisable at the fair market value, as traded on the NASDAQ National Market Exchange, of the common stock on the date on which your employment with the company commences. This option is subject to all terms and conditions of the company's Employee Stock
                       Option Plan and to the approval of the Compensation
                       Committee of the Board of Directors.



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Page 22 (Con't.)
Jon D. Schoeler
June 27, 1996





4. OTHER BENEFITS. You will be eligible for medical, dental, --------------- life and disability insurance and other benefits established by the company for its employees, including participation in a 401(k) plan. You will be eligible for three weeks paid vacation. In addition to vacation, there will be 12 paid company holidays (10 days fixed, one company optional and one personal option) per year.

5.     RELOCATION.     You will be reimbursed for customary and reasonable costs
       ----------      incurred in moving to Cleveland. This will include
                       packing, insuring, moving and unpacking your household goods, the expenses associated with a house-hunting and related relocation travel expenses and reimbursement of realtor and closing costs for sale of your home. We will provide you with up to twelve months of temporary housing while you search for a new home.

6.     SEVERANCE.      Twelve (12) months of salary for dismissal without cause.
       ---------

7. This offer is contingent upon your successfully passing a physical examination.


Jon, we are delighted by your decision to join Gliatech and I look forward to your acceptance of this offer of employment and to the start of your employment with Gliatech on or before July 15, 1996. Please call me if you have any questions or need clarification concerning the terms of this offer.

Kindly indicate your acceptance of these terms by signing these letters and returning a signed copy to me by July 8, 1996.

Sincerely,


/s/Thomas O. Oesterling
----------------------------
Thomas O. Oesterling, Ph.D.
President & CEO


I have read and accept the terms of employment as set forth above.



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Page 23 (Con't.)
Jon D. Schoeler
June 27, 1996







/s/ Jon D. Schoeler                   June 29, 1996
-----------------------               -------------
Jon D. Schoeler                       Date









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